Exhibit 99

PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com

News	Contact: Jeremy Neuhart 412-434-3046 neuhart@ppg.com Investors: Vince Morales 412-434-3740 vmorales@ppg.com

PPG General Counsel James C. Diggs to retire

PITTSBURGH, March 2, 2010 – PPG Industries (NYSE: PPG) has announced that James C. Diggs, PPG senior vice president and general counsel, and a member of the company’s executive committee, will retire effective July 1, 2010.

“Jim has served as PPG’s chief legal officer for 13 years,” said Charles E. Bunch, chairman and CEO. “In addition, he has led our environmental, health and safety and government affairs functions. Jim has contributed to the overall strategic direction of the company, and his contributions to our successful navigation of legal and government issues are noteworthy. His knowledge of key issues facing PPG, as well as his direction and counsel have been important to our success, and he leaves us well-positioned going forward. I thank him for his dedicated service and wish him well in retirement.”

A native of Cleveland, Ohio, Diggs joined PPG in 1997 after having served as vice president and assistant general counsel of TRW Inc., and as an Assistant United States Attorney for the U.S. Department of Justice in Cleveland. Diggs earned his undergraduate and Juris Doctorate degrees from Case Western Reserve University. He is a member of the board of directors of Allegheny Technologies, Inc. Diggs is a member of the bars of Pennsylvania, Ohio, Virginia and the District of Columbia. He is also active in various civic activities and is a member of the governing body of Case Western Reserve University, the board of directors and executive committee of the University of Pittsburgh Medical Center, the metropolitan board of directors of the YMCA of Greater Pittsburgh, and the board of trustees of the Carnegie Museums of Pittsburgh.

PPG has not announced a successor.

About PPG

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Founded in 1883, the company serves customers in industrial, transportation, consumer products, and construction markets and aftermarkets. With headquarters in Pittsburgh, Pa., PPG operates in more than 60 countries around the globe. Sales in 2009 were $12.2 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit ppg.com.

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